Exhibit 99.1

Intuitive Machines Reports Fourth Quarter and Full Year 2023 Financial Results

•Delivered NASA and commercial payloads to the moon further south than any vehicle in history, marking the United States’ first lunar landing in over 50 years, on February 22, 2024
•Supported by the FY 2024 NASA budget passed on March 8, 2024, Intuitive Machines contracts for CLPS and OMES III, as well as key future Artemis campaign contracts NSNS and LTVS were fully funded
•Validated the performance of the Company’s proprietary liquid methane and liquid oxygen propulsion system through the first-ever deep space ignition, resulting in a 7-day mission from launch to the lunar surface in Q1
•Earned mission completion milestone payments from NASA and commercial customers of approximately $12.5 million following more than 144 hours of lunar surface operations
•Concluded 2023 with $268.6 million in backlog which nearly doubled in Q4 driven by the OMES III task orders, an International Space Agency lunar payload, and the Department of Defense, Air Force Research Laboratory JETSON award
•Achieved positive gross margin driven by OMES III revenue in December and continued focus on cost discipline
•Entered March 1, 2024 with a cash balance of $54.6 million, the largest balance relative to any quarter-end since the Company’s IPO, driven primarily by warrant exercises from an institutional investor

Houston, TX, March 21, 2024 -- Intuitive Machines, Inc. (Nasdaq: LUNR, “Intuitive Machines,” or the “Company”), a leading space exploration, infrastructure, and services company, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Intuitive Machines CEO Steve Altemus said, “Exactly one year after going public, Intuitive Machines launched its IM-1 mission, and one week later, on February 22, 2024, we successfully landed, marking the United States’ first lunar landing in over 50 years. The successful landing, recognized by the White House, NASA, and our commercial customers, fundamentally disrupted the economics of landing on the Moon while substantially retiring the costs of developing a lunar program.”

Mr. Altemus continued, “Looking ahead, our flight-proven technology positions us well for key upcoming Artemis campaign awards. We will leverage our mission success and program execution capabilities across Defense, Energy, Civil, and International revenue channels as we continue to diversify the business.”

Operational Highlights

•Delivered the IM-1 Nova-C lunar lander to Cape Canaveral for launch, on its way to establishing Intuitive Machines as the only U.S. company to land on the surface of the Moon
•Completed thermal vacuum chamber testing of the rocket-powered drone (Micro Nova), scheduled to fly on our second lunar mission
•Executed payload integration tests for commercial IM-2 payloads
•Finalized integrated testing of NASA’s ice mining drill onto the IM-2 mission lander’s primary structure
•Transitioned Intuitive Machines headquarters to the new Lunar Production and Operations facility, partnering with the City of Houston and the Houston Airport System to assist in financing
•Commenced the OMES III program and recognized revenue of $12.5 million in December

Fourth Quarter And Full Year 2023 Financial Highlights

•Contracted backlog of $268.6 million at quarter-end driven primarily by first NASA OMES III task orders
•Fourth quarter 2023 revenue of $30.6 million, driven primarily by three NASA Commercial Lunar Payload Services (CLPS) initiative contracts and one month of OMES III, compared to $38.0 million in the prior year period
•Full year 2023 revenue of $79.5 million, driven primarily by three NASA Commercial Lunar Payload Services (CLPS) initiative contracts and one month of OMES III, compared to $85.9 million in the prior year end
•Fourth quarter 2023 operating loss of $(5.9) million versus $13.0 million in the prior year period, which included a one-time NASA change order to move IM-1’s landing location in Q4 2022
•Full year 2023 operating loss of $(56.2) million versus $(5.5) million in the prior year end period, which included a one-time NASA change order to move IM-1’s landing location in Q4 2022
•Ending cash balance of $4.5 million as of the end of the fourth quarter
•Ending cash balance of $54.6 million as of March 1, 2024 which includes warrant exercises from an institutional investor

Conference Call Information

Intuitive Machines will host a conference call today, March 21, 2024, at 8:30 am Eastern Time to discuss these results. Participants may access the call at 1-877-451-6152, international callers may use 1-201-389-0879, and request to join the Intuitive Machines earnings call. A link to the live webcast of the earnings conference call will be made available on the investors portion of the Intuitive Machines’ website at https://investors.intuitivemachines.com.

Following the conference call, participants may access the telephonic replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13744012. A webcast replay will be available through the same link on the investors portion of the Intuitive Machines’ website at https://investors.intuitivemachines.com.

Key Business Metrics and Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included certain financial measures that have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and constitute “non-GAAP financial measures” as defined by the SEC. This includes adjusted EBITDA (“Adjusted EBITDA”).

Adjusted EBITDA is a key performance measure that our management team uses to assess the Company’s operating performance and is calculated as net income (loss) excluding results from non-operating sources including interest income, interest expense, gain on extinguishing of debt, share based compensation, change in fair value instruments, depreciation, and provision for income taxes. Intuitive Machines has included Adjusted EBITDA because we believe it is helpful in highlighting trends in the Company’s operating results and because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry.

Adjusted EBITDA has limitations as an analytical measure, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies, including companies in Intuitive Machines’ industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is included below under the heading “Reconciliation of GAAP to Non-GAAP Financial Measure.”

We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet. Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP; Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation; and Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle. A reconciliation of Free Cash Flow to the most directly comparable GAAP financial measure is included below under the heading “Reconciliation of GAAP to Non-GAAP Financial Measure.”

The Company has also included contracted backlog, which is defined as the total estimate of the revenue the Company expects to realize in the future as a result of performing work on awarded contracts, less the amount of revenue the Company has previously recognized. Intuitive Machines monitors its backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of its business and identifying trends over time.

About Intuitive Machines

Intuitive Machines is a diversified space exploration, infrastructure, and services company focused on fundamentally disrupting lunar access economics. In 2024, Intuitive Machines successfully soft-landed the Company’s Nova-C class lunar lander, Odysseus, on the Moon, returning the United States to the lunar surface for the first time since 1972. The Company’s products and services are offered through its four in-space business units: Lunar Access Services, Orbital Services, Lunar Data Services, and Space Products and Infrastructure. For more information, please visit intuitivemachines.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements that do not relate to matters of historical fact should be considered forward-looking. These forward-looking statements generally are identified by the words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include but are not limited to statements regarding: our expectations and plans relating to our missions to the Moon, including the expected timing of launch and our progress in preparation thereof; our expectations with respect to, among other things, demand for our product portfolio, our submission of bids for contracts including LTV, NSNS and CP-22; our expectations regarding revenue for government contracts awarded to us; our operations, our financial performance and our industry; our business strategy, business plan, and plans to drive long-term sustainable shareholder value; our expectations on revenue generation. These forward-looking statements reflect the Company’s predictions, projections, or expectations based upon currently available information and data. Our actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward looking statements. The following important factors and uncertainties, among others, could cause actual outcomes or results to differ materially from those indicated by the forward-looking statements in this presentation: our reliance upon the efforts of our Board and key personnel to be successful; our limited operating history; our failure to manage our growth effectively; competition from existing or new companies; unsatisfactory safety performance of our spaceflight systems or security incidents at our facilities; failure of the market for commercial spaceflight to achieve the growth potential we expect; any delayed launches, launch failures, failure of our satellites or lunar landers to reach their planned orbital locations, significant increases in the costs related to launches of satellites and lunar landers, and insufficient capacity available from satellite and lunar lander launch providers; our customer concentration; risks associated with commercial spaceflight, including any accident on launch or during the journey into space; risks associated with the handling, production and disposition of potentially explosive and ignitable energetic materials and other dangerous chemicals in our operations; our reliance on a limited number of suppliers for certain materials and supplied components; failure of our products to operate in the expected manner or defects in our products; counterparty risks on contracts entered into with our customers and failure of our prime contractors to maintain their relationships with their counterparties and fulfill their contractual obligations; failure to successfully defend protest from other bidders for government contracts; failure to comply with various laws and regulations relating to various aspects of our business and any changes in the funding levels of various governmental entities with which we do business; our failure to protect the confidentiality of our trade secrets and know how; our failure to comply with the terms of third-party open source software our systems utilize; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate material weaknesses in our internal control over financial reporting; the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year, and our dependence on U.S. government contracts and funding by the government for the government contracts; our failure to comply with U.S. export and import control laws and regulations and U.S. economic sanctions and trade control laws and regulations; uncertain global macro-economic and political conditions (including as a result of a failure to raise the “debt ceiling”) and rising inflation; our history of losses and failure to achieve profitability and our need for substantial additional capital to fund our operations; the fact that our financial results may fluctuate significantly from quarter to quarter; our holding company status; the risk that our business and operations could be significantly affected if it becomes subject to any securities litigation or stockholder activism; our public securities’ potential liquidity and trading; and other public filings and press releases other factors detailed under the section titled Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), the section titled Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the section titled Part II. Item 1A. “Risk Factors” in our most recently filed Quarterly Report on Form 10-Q, and in our subsequent filings with the SEC, which are accessible on the SEC's website at www.sec.gov and the Investors section of our website at www.investors.intuitivemachines.com.

These forward-looking statements are based on information available as of the date of this press release and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Contacts

For investor inquiries:
investors@intuitivemachines.com

For media inquiries:
press@intuitivemachines.com

INTUITIVE MACHINES, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$4,498	$25,764
Restricted cash	62	62
Trade accounts receivable, net	16,881	1,302
Contract assets	6,489	6,979
Prepaid and other current assets	3,681	6,885
Total current assets	31,611	40,992
Property and equipment, net	18,349	21,176
Operating lease right-of-use assets	35,853	4,829
Finance lease right-of-use assets	95	—
Deferred income taxes	—	7
Total assets	$85,908	$67,004
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	16,771	$6,081
Accounts payable - affiliated companies	3,493	442
Current maturities of long-term debt	8,000	16,098
Contract liabilities, current	45,511	56,656
Operating lease liabilities, current	4,833	725
Finance lease liabilities, current	25	—
Other current liabilities	4,747	15,178
Total current liabilities	83,380	95,180
Long-term debt, net of current maturities	—	3,863
Contract liabilities, non-current	—	2,188
Operating lease liabilities, non-current	30,550	5,078
Finance lease liabilities, non-current	67	—
Simple Agreements for Future Equity ("SAFE Agreements")	—	18,314
Earn-out liabilities	14,032	—
Warrant liabilities	11,294	—
Other long-term liabilities	4	—
Total liabilities	139,327	124,623
Commitments and contingencies
MEZZANINE EQUITY
Series A preferred stock subject to possible redemption	28,201	—
Redeemable noncontrolling interests	181,662	—
SHAREHOLDERS’ DEFICIT
Common units	—	1
Class A common stock	2	—
Class B common stock	—	—
Class C common stock	7	—
Treasury Stock	(12,825)	—
Paid-in capital	—	14,967
Accumulated deficit	(250,466)	(72,587)
Total shareholders’ deficit	(263,282)	(57,619)
Total liabilities, mezzanine equity and shareholders’ deficit	$85,908	$67,004

INTUITIVE MACHINES, INC.
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$30,561	$37,987	$79,521	$85,946
Operating expenses:
Cost of revenue (excluding depreciation)	29,097	20,825	100,472	75,513
Depreciation	432	289	1,376	1,072
Impairment of property and equipment	964	—	964	—
General and administrative expense (excluding depreciation)	5,940	3,864	32,946	14,868
Total operating expenses	36,433	24,978	135,758	91,453
Operating loss	(5,872)	13,009	(56,237)	(5,507)
Other income (expense), net:
Interest expense, net	(42)	(313)	(823)	(836)
Change in fair value of earn-out liabilities	5,186	—	66,252	—
Change in fair value of warrant liabilities	5,176	—	15,435	—
Change in fair value of SAFE Agreements	—	(272)	(2,353)	(91)
Loss on issuance of securities	—	—	(6,729)	—
Other (expense) income, net	(104)	1	(483)	6
Total other income (expense), net	10,216	(584)	71,299	(921)
Income (loss) before income taxes	4,344	12,425	15,062	(6,428)
Income tax (expense) benefit	252	(2)	(40)	23
Net income (loss)	4,596	12,423	15,022	(6,405)
Net loss attributable to Intuitive Machines, LLC prior to the Business Combination	—	12,423	(5,751)	(6,405)
Net income for the period February 13, 2023 through December 31, 2023	4,596	—	20,773	—
Net loss attributable to redeemable noncontrolling interest	(4,396)	—	(42,031)	—
Net income attributable to the Company	8,992	—	62,804	—
Less: Cumulative preferred dividends	(686)	—	(2,343)	—
Net income attributable to Class A common shareholders	$8,306	$—	$60,461	$—

INTUITIVE MACHINES, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$15,022	$(6,405)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,376	1,072
Bad debt (recoveries) expense	(836)	836
Impairment of property and equipment	964	—
Loss on disposal of property and equipment	—	6
Share-based compensation expense	4,273	624
Change in fair value of SAFE Agreements	2,353	91
Change in fair value of earn-out liabilities	(66,252)	—
Change in fair value of warrant liabilities	(15,435)	—
Loss on issuance of securities	6,729	—
Deferred income taxes	7	(7)
Other	43	13
Changes in operating assets and liabilities:
Trade accounts receivable, net	(14,743)	1,252
Contract assets	490	(5,135)
Prepaid expenses	(1,435)	(5,699)
Other assets, net	1,165	(2,999)
Accounts payable and accrued expenses	14,091	3,423
Accounts payable – affiliated companies	3,050	225
Contract liabilities – current and long-term	(13,333)	(1,316)
Other liabilities	17,192	14,803
Net cash (used in) provided by operating activities	(45,279)	784
Cash flows from investing activities:
Purchase of property and equipment	(29,911)	(16,405)
Net cash used in investing activities	(29,911)	(16,405)
Cash flows from financing activities:
Proceeds from Business Combination	8,055	—
Proceeds from issuance of Series A Preferred Stock	26,000	—
Transaction costs	(9,371)	—
Proceeds from borrowings	—	7,948
Repayment of loans	(12,000)	(108)
Proceeds from issuance of securities	20,000	6
Member distributions	(7,952)	—
Net costs of stock option exercises	(348)	—
Forward purchase agreement termination	12,730	—
Warrants exercised	16,124	—
Investment from non-controlling interests	686	—
SAFE Agreements	—	4,250
Net cash provided by financing activities	53,924	12,096
Net decrease in cash, cash equivalents and restricted cash	(21,266)	(3,525)
Cash, cash equivalents and restricted cash at beginning of the period	25,826	29,351
Cash, cash equivalents and restricted cash at end of the period	4,560	25,826
Less: restricted cash	62	62
Cash and cash equivalents at end of the period	$4,498	$25,764

INTUITIVE MACHINES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measure
Adjusted EBITDA
The following table presents a reconciliation of net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$4,596	$12,423	$15,022	$(6,405)
Adjusted to exclude the following:
Taxes	(252)	2	40	(23)
Depreciation	432	289	1,376	1,072
Impairment on property and equipment	964	—	964	—
Interest expense, net	42	313	823	836
Share-based compensation expense	1,525	239	4,273	624
Change in fair value of earn-out liabilities	(5,186)	—	(66,252)	—
Change in fair value of warrant liabilities	(5,176)	—	(15,435)	—
Change in fair value of SAFE Agreements	—	272	2,353	91
Loss on issuance of securities	—	—	6,729	—
Other expense (income), net	104	(1)	483	(6)
Adjusted EBITDA	$(2,951)	$13,537	$(49,624)	$(3,811)
Free Cash Flow
We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet.
Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:
•Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP.
•Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation.
•Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle.
The following table presents a reconciliation of net cash used in operating activities, the most directly comparable financial measure presented in accordance with GAAP, to free cash flow:

	Year Ended December 31,
(in thousands)	2023	2022
Net cash (used in) provided by operating activities	(45,279)	784
Purchases of property and equipment	(29,911)	(16,405)
Free cash flow	(75,190)	(15,621)

Backlog
The following table presents our backlog as of the periods indicated:

(in thousands)	December 31, 2023	December 31, 2022
Backlog	$268,566	$201,946

Backlog increased by $66.7 million as of December 31, 2023 compared to December 31, 2022, primarily due to new awards of $184.4 million primarily attributable to the OMES III project for $142.4 million, an international payload on a future mission for $17.6 million, the JETSON contract for $9.5 million, and various other projects. These increases are partially offset by continued performance on existing contracts of $79.5 million and decreases related to contract value adjustments of $38.2 million primarily related to certain time and materials and other contracts.